Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form F-3 and related Prospectus of Pyxis Tankers Inc. for the registration of 2,400,000 shares of its common stock offered by the Selling Shareholders listed therein, and to the incorporation by reference therein of our report dated March 28, 2017, with respect to the consolidated financial statements and schedule of Pyxis Tankers Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants
Athens, Greece
December 19, 2017